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Exhibit 99.1

IN THE COMMON PLEAS COURT OF MONTGOMERY COUNTY, OHIO
CIVIL DIVISION

DPL INC.	)
1065 Woodman Drive	)
Dayton, Ohio 45432)		Case No.:
)
and	)
	)	Judge:
THE DAYTON POWER AND LIGHT COMPANY	)
1065 Woodman Drive	)
Dayton, Ohio 45432)		COMPLAINT WITH JURY DEMAND
	)	ENDORSED HEREON
and	)
)
MVE, Inc.	)
1065 Woodman Drive	)
Dayton, Ohio 45432,	)
)
Plaintiffs,	)
)
v.	)
)
PETER H. FORSTER	)
P.O. Box 1519)
Ponte Vedra Beach, Florida 32004)
)
and	)
)
CAROLINE E. MUHLENKAMP	)
P.O. Box 15370)
Fernandina, Florida 32035)
)
and	)
)
STEPHEN F. KOZIAR, JR.,	)
516 Shafor Boulevard	)
Oakwood, Ohio 45419)
)
)
Defendants.	)

COMPLAINT

        Plaintiffs, DPL Inc. ("DPLI") and The Dayton Power and Light Company ("DP&L") (collectively "the DPL Companies") and MVE, Inc. ("MVE"), by their attorneys, hereby assert claims against Peter H. Forster ("Forster"), Caroline E. Muhlenkamp ("Muhlenkamp") and Stephen F. Koziar, Jr. ("Koziar") as follows:

Introduction

        1.     "A dollar today is worth more than a dollar tomorrow." Atlantic Mut. Ins. Co. v. C.I.R., 523 U.S. 382, 384 (1998) (quoting D. Herwitz & M. Barrett, Accounting for Lawyers 221 (2d ed.1997)). To the three highly-paid former officers and directors at the center of this case—Forster, Muhlenkamp and Koziar—those apparently were words to live by. For them, it seems, nothing could have stood in the way of their successfully getting that "dollar tomorrow" converted into a "dollar today." Neither the terms of the plans that held those future dollars, nor the fiduciary duties that bound those officers and directors to conduct themselves with the utmost duty of good faith, fair dealing and due care and to put the DPL Companies' interests before their own, could prevent those Defendants from hatching a scheme to withdraw large sums prematurely. Officers and directors should not get away with abusing their position for personal gain, and the DPL Companies and MVE commenced this litigation to ensure that these Defendants do not.

        2.     This dispute arises from multiple breaches of fiduciary duty by three former officers and directors of the DPL Companies and MVE. Those individuals, Peter H. Forster (former Chairman of the Board and consultant of the DPL Companies), Caroline E. Muhlenkamp (former interim Chief Financial Officer of the DPL Companies and President of MVE) and Stephen F. Koziar, Jr. (former President and Chief Executive Officer of the DPL Companies) (collectively "Defendants"), intentionally disregarded their contractual, common law and statutory duties to the DPL Companies and MVE in order to serve their own personal interests at the DPL Companies' and MVE's expense.

        3.     One of those breaches of fiduciary duty occurred in December 2003, when the Defendants engaged in a multi-step scheme the object of which was the premature withdrawal of $33 million from a deferred compensation plan. The first step in that scheme was to amend provisions of two different compensation plans of the DPL Companies. Defendants knew that those amendments had to be approved by the Compensation Committee of the Board of Directors of DPLI ("the Compensation Committee") and that no such approval would have been given if they had revealed that the true motive for the amendments was to enable Defendants to withdraw $33 million from the DPL Companies' plans in a matter of weeks. Therefore, the amendments were obtained the only way possible—by deception. Specifically, one or more of the Defendants withheld information from the Compensation Committee and deceived the Compensation Committee by, among other things:

  •
  offering misleading reasons for the proposed amendments;

  •
  structuring the amendments in a complex way while never explaining the full effect of the changes;

  •
  failing to disclose that the amendments specifically enabled Defendants to withdraw over $33 million in cash later that month (free of the 10% penalty the DPL Companies otherwise would have imposed on distributions), while causing adverse tax and income statement effects on the DPL Companies;

  •
  failing to explain that the amendments affected no other beneficiaries except the three Defendants, and misleading the Compensation Committee to believe otherwise.

As a result of this deception, the Compensation Committee approved amendment of the plans.

        4.     Having obtained the initial approval of the Compensation Committee, the next step was to obtain letters from the Chair of the Compensation Committee requesting the plan beneficiaries' consent to the amendments. To further obscure their true intent, Defendant Forster presented to the Chair of the Compensation Committee a total of seven letters for her signature, three of which related to Defendants and four of which related to other plan participants. However, the additional four letters were never sent to the other plan participants.

        5.     The final step in this scheme was to actually withdraw the money. On December 30, 2003, Muhlenkamp transmitted a letter to the custodian of the DPL deferred trust accounts, requesting and authorizing distributions to herself, Forster and Koziar. As a result, Forster withdrew $7,100,778.95, Koziar withdrew $9,678,950.70 and Muhlenkamp withdrew $16,310,543.55, for a total of more than $33 million. Forster, Muhlenkamp and Koziar did not inform the Compensation Committee or the Board of Directors of those withdrawals.

        6.     Defendants withdrew that money even though they knew or should have known that those early withdrawals would preclude the DPL Companies from being able to deduct the majority of those amounts. As a result of Defendants' conduct, the DPL Companies lost the ability to deduct as compensation expenses for federal income tax purposes over 75% of the $33 million Defendants withdrew, causing a reduction in the DPL Companies' net income in excess of $9 million. Moreover, Defendants withdrew the money without paying the 10% penalty that the DPL Companies otherwise would have imposed on an early withdrawal of deferred compensation, causing the DPL Companies to lose in excess of an additional $3.3 million.

        7.     Defendants' improper withdrawals had even more ripple effects. The withdrawals triggered an obligation on the part of the DPL Companies to make tax payments with respect to those improper withdrawals. The DPL Companies incurred hundreds of thousands of dollars in tax penalties when the tax payments were not timely made, a responsibility the DPL Companies would not have had if Defendants had not carried out their scheme.

        8.     Defendants' breaches of fiduciary duty were not limited to the improper withdrawals described above. Specifically, in early 2004, the DPL Companies were focusing on completing the annual audit of the DPL Companies' 2003 financial statements by KPMG LLP ("KPMG"), and on the preparation of the 2003 annual report on Form 10-K for filing with the Securities and Exchange Commission ("SEC"). In connection with completing those tasks, the DPL Companies began to experience significant difficulties as a result of the Defendants' misfeasance.

        9.     Part of the problem in completing the audit was that Defendants—particularly Muhlenkamp—exhibited a general lack of candor with KPMG and were not responsive to KPMG's requests and to the needs of the DPL Companies, which caused the annual audit process to break down. Moreover, at a critical juncture in preparing the Form 10-K, Forster and Muhlenkamp decided to leave the country, despite a direct request from the Chairman of the Audit Committee that they remain and assist the Audit Committee of the Board of Directors of DPLI (the "Audit Committee") in working through various difficult issues arising in connection with the preparation of the Form 10-K.

        10.   Ultimately, in April 2004, KPMG informed the Audit Committee that it would be unwilling to rely upon representations of Muhlenkamp and Koziar. Thus, in the midst of preparing the annual audit and the Form 10-K, the Board of Directors found itself in the intolerable situation that the DPL Companies' own auditors were unwilling to accept the word of the two top executives required to provide written representations regarding the financial statements, and instead were insisting that representations regarding the DPL Companies come from employees and directors other than Muhlenkamp and Koziar.

        11.   Compounding those problems involving a lack of trust were the findings and circumstances of an internal investigation undertaken by the Audit Committee in March and April 2004. That investigation began after Daniel Thobe ("Thobe"), the corporate controller for the DPL Companies, informed his superiors that he had concerns regarding financial reporting and governance issues within the DPL Companies. Subsequently, he informed the Audit Committee of his concerns. On March 10, 2004, Thobe sent a memorandum (the "Thobe Memorandum") to W August Hillenbrand, the

Chairman of the Audit Committee, in which he described specific issues that potentially had an impact on the DPL Companies' 2003 audit and the 2003 annual report on Form 10-K. On March 15, 2004, the Audit Committee retained the law firm of Taft, Stettinius & Hollister LLP ("Taft") to represent the Committee in an independent review of each of the matters raised by the Thobe Memorandum. Taft, in turn, retained Deloitte & Touche ("D&T") to assist in the review.

        12.   While the Taft review was taking place, Defendants Forster and Muhlenkamp did not offer their full and complete cooperation. Forster and Muhlenkamp did not provide documents that Taft and D&T requested on a timely basis. In addition, even though Muhlenkamp was the CFO, she was rarely in the office, was very difficult to reach, and failed to return telephone calls or electronic mail messages, making it very difficult for Taft to complete its investigation.

        13.   In one particularly egregious example of Forster's failure to cooperate, Forster delayed making his laptop computer available to D&T for analysis. When he finally produced it, D&T discovered that sophisticated computer software for permanent deletion of electronic files had been installed on the laptop after a request had been made to Forster to maintain documents. Forster used that newly-installed software on the laptop on two separate days, including the day before he produced the laptop, to permanently delete 740 files that D&T then could not retrieve.

        14.   That conduct by Forster was utterly inexcusable and interfered with the Taft investigation and the Audit Committee's exercise of its responsibilities to shareholders. Needless to say, demands for corporate accountability imposed by federal law and the financial community render such activity a breach of fiduciary duty of the highest order.

        15.   Further compounding the egregiousness of this action is the fact that the deletion of these files occurred after the SEC had advised the DPL Companies on March 19, 2004 that it was conducting an investigation into allegations that related to, among other things, the compensation paid to executives of the DPL Companies.

        16.   Notwithstanding the obstruction caused by Forster's and Muhlenkamp's lack of cooperation, Taft prepared an initial report of its findings on April 26, 2004. That report detailed, among other things, the facts relating to the improper withdrawal of the $33 million, as well as facts relating to Forster's and Muhlenkamp's failure to properly account for hundreds of thousands of dollars of travel and other expenses.

        17.   The Defendants were given an opportunity to respond to the Taft report and did so in writing on May 12, 2004. On May 15, 2004, the Taft firm prepared a supplemental report addressing the issues raised by the Defendants in their responses. On May 16, 2004, the Audit Committee met to discuss the Taft report and supplement. By the time of that meeting, Koziar, having been confronted with the findings of the Taft report, retired effective immediately. After completing its review, the Audit Committee decided to recommend to the Board that it accept the Taft findings and recommendations.

        18.   At the meeting of the full Board later that day, the Taft firm's initial and supplemental reports were presented for discussion. The Board invited Forster to respond orally to the findings in the Taft reports. After reviewing the Taft reports and taking into consideration the response of Forster and his counsel and the previously submitted response of Muhlenkamp and her counsel, the Board adopted a resolution accepting the findings and recommendations set forth in the Taft reports. Confronted with the findings of the Taft report and their own misconduct, Forster and Muhlenkamp decided to resign. The DPL Companies and the Defendants reserved all their respective rights in connection with Koziar's retirement and Forster's and Muhlenkamp's resignations.

The Parties, Jurisdiction And Venue

        19.   Plaintiff DPLI is an Ohio corporation with its principal place of business located at 1065 Woodman Drive, Dayton, Ohio 45432. DPLI is a diversified regional energy company.

        20.   Plaintiff DP&L is an Ohio corporation and a subsidiary of DPLI, with its principal place of business located at 1065 Woodman Drive, Dayton, Ohio 45432. DP&L is a regulated electric company that provides electric services to over 500,000 retail customers in West Central Ohio.

        21.   Plaintiff MVE is an Ohio corporation and a wholly owned subsidiary of DPLI, with its principal place of business located at 1065 Woodman Drive, Dayton, Ohio 45432. MVE performs management services in connection with the non-utility investment and portfolio services of DPLI and its subsidiaries.

        22.   Defendant Peter H. Forster provided services to the DPL Companies in various positions from May 17, 1973 to May 16, 2004. At the time of his retirement on December 31, 1996, Forster was the Chief Executive Officer of DPLI and the Chairman of the Board of the DPL Companies. In 1997, Forster ceased being an employee of the DPL Companies and became a director and a consultant to the DPL Companies instead. Forster and the DPL Companies entered into an agreement (the "Forster Consulting Agreement") pursuant to which Forster (i) resigned as an employee of the DPL Companies and as the Chief Executive Officer of DPLI; (ii) remained as the Chairman of the Board of each of the DPL Companies and as Chairman of the Executive Committee of the Board of Directors of DPLI; and (iii) became a consultant to the DPL Companies. Attached as Exhibit A hereto is a copy of the Forster Consulting Agreement dated as of December 31, 1996. Annex A to the Forster Consulting Agreement was amended in 2003, a copy of which is attached as Exhibit B hereto. On May 16, 2004, Forster resigned his position as Chairman and as a consultant after being confronted with the misconduct described herein.

        23.   While serving as CEO, and then as a consultant to and Chairman of the Board of Directors of the DPL Companies, Forster owned real estate in Ohio, regularly traveled to Ohio in a business capacity and attended business meetings and meetings of the Board of Directors of the DPL Companies at their principal places of business in Ohio. From 1995 until his resignation, Forster attended meetings of the Board and/or its Committees in Ohio on 82 separate occasions.

        24.   Defendant Caroline E. Muhlenkamp was employed by the DPL Companies in various positions from May 1, 1990 to May 16, 2004. On November 2, 1998, Muhlenkamp became President of MVE. In April 2003, Muhlenkamp was appointed interim Chief Financial Officer of the DPL Companies. Muhlenkamp's relationship with the DPL Companies and MVE was governed by an employment agreement (the "Muhlenkamp Employment Agreement"). Attached as Exhibit C hereto is a copy of the Muhlenkamp Employment Agreement dated December 14, 2001. Annex A to the Muhlenkamp Employment Agreement was amended in 2003, a copy of which is attached as Exhibit B hereto. Later versions of the Muhlenkamp Employment Agreement exist within the DPL Companies' files, but Defendants did not maintain adequate records to indicate that any of those later versions were properly authorized. On May 16, 2004, Muhlenkamp resigned after being confronted with the misconduct described herein.

        25.   During the course of her employment with the DPL Companies, Muhlenkamp owned real estate in Ohio, regularly traveled to Ohio in a business capacity and attended business meetings and meetings of the Board of Directors of the DPL Companies in Ohio. From 1995 until her resignation, Muhlenkamp attended meetings of the Board and/or its Committees in Ohio on 55 separate occasions.

        26.   Defendant Stephen F. Koziar, Jr. was employed by the DPL Companies in various positions from December 19, 1966 to May 16, 2004. Koziar served as the Executive Vice President and Chief Operating Officer of the DPL Companies from August 28, 2002 to January 1, 2003. On January 1, 2003, Koziar became the President and Chief Executive Officer of the DPL Companies. Koziar also is an attorney licensed in the state of Ohio. He became the chief legal counsel of the DPL Companies in 1982 and continued to provide legal advice to the DPL Companies and the Board throughout his tenure. Koziar had an employment agreement with the DPL Companies dated October 17, 2002, a copy of which is attached hereto as Exhibit D (the "Koziar Employment Agreement"). On May 16,

2004, after being confronted with the misconduct described herein, Koziar retired from the DPL Companies.

        27.   While serving as the Chief Operating Officer, and later President and Chief Executive Officer, of the DPL Companies, Koziar was a resident of Ohio, owned real estate in Ohio, worked at the DPL Companies' offices in Ohio, and attended meetings of the Board of Directors of the DPL Companies in Ohio. From 1995 until his retirement, Koziar attended meetings of the Board and/or its Committees in Ohio on 73 separate occasions.

        28.   This Court has personal jurisdiction over Forster, Muhlenkamp and Koziar pursuant to Ohio Code §§ 2307.382(A)(1), (2), (3) and (8), as Forster, Muhlenkamp and Koziar transacted business in Ohio, contracted to supply services in Ohio, caused tortious injury by act or omission in Ohio, and owned real estate in Ohio.

        29.   This Court also has personal jurisdiction over Koziar because he is a resident of Ohio.

        30.   Venue is proper in this Court pursuant to Rule 3 of the Ohio Rules of Civil Procedure, as the events or omissions giving rise to the claims occurred in Montgomery County, Ohio.

The DPL Companies' Compensation Plans

        31.   Like many large companies, the DPL Companies used a variety of means to compensate and provide employment benefits to its directors, officers and other employees. These included, among other things, the following benefit plans:

  •
  Management Stock Incentive Plan ("MSIP"), which provided for the award of Stock Incentive Units ("SIUs")

  •
  Stock Option Plan (including Management Stock Option Agreements with certain executives)

  •
  Supplemental Executive Retirement Plan

  •
  Management Incentive Compensation Plan ("MICP")

  •
  Key Employees Deferred Compensation Plan

  •
  1991 Amended Directors' Deferred Compensation Plan

  •
  The MVE Incentive Plan

        32.   The Defendants participated in certain of the compensation plans identified in paragraph 31. Much of Defendants' improper scheme was accomplished through manipulation of certain of the DPL Companies' compensation plans.

The Management Stock Incentive Plan/Stock Incentive Units

        33.   The DPL Companies maintained the MSIP for key employees of the DPL Companies. Eligibility to participate was determined by the Compensation Committee. Under the MSIP, the Compensation Committee had the authority to grant SIUs to MSIP participants. Each SIU represents the right to receive one share of DPL common stock. When granted, SIUs were credited to a participant's account under the MSIP, but were subject to various restrictions on entitlement, vesting, earning and disposition of the SIUs.

        34.   The DPL Companies decided to cease granting new awards under the MSIP beginning in 2000, when they adopted the Stock Option Plan. When the MSIP was discontinued, the DPL Companies enacted a restriction that had the effect of "locking up" all of Muhlenkamp's and Koziar's SIUs, and over 90% of Forster's SIUs, for a five year period.

The Supplemental Executive Retirement Plan

        35.   The DPL Companies adopted the Supplemental Executive Retirement Plan ("SERP"), which is a deferred compensation plan designed to supplement retirement benefits received by the DPL Companies' executives under qualified retirement plans.

The Deferred Compensation Plans

        36.   The DPL Companies maintain a Key Employees Deferred Compensation Plan and a 1991 Amended Directors' Deferred Compensation Plan (collectively the "Deferred Compensation Plans").

        37.   The Deferred Compensation Plans permit participants to defer all or a portion of their cash compensation earned in a particular year. Deferred compensation is credited to the participant's standard deferral account ("SDA"). Prior to December 2003, there was no cap on participants' SDA balances, and distributions to active participants were not allowed without a 10% penalty.

The MVE Incentive Program

        38.   The DPL Companies invested some of their cash in a financial asset portfolio that was administered by MVE ("Financial Asset Portfolio"). As of December 31, 2003, DPL's Financial Asset Portfolio totaled approximately $1.0 billion.

        39.   The MVE Incentive Program was tied to the Financial Asset Portfolio's performance. Under the MVE Incentive Program, bonuses would be paid based on a percentage of net returns of the Financial Asset Portfolio after deductions. From April 9, 2003, there were only two participants in the MVE Incentive Plan—Forster and Muhlenkamp.

Defendants' Relationship to the Board in 2003-2004

        40.   In late 2003 and early 2004, Defendants were the three highest-ranking individuals at the DPL Companies. Koziar was the President and Chief Executive Officer. Muhlenkamp was the interim Chief Financial Officer and Group Vice President. Forster was the Chairman of the Board, and also was Chairman of the Executive Committee of the Board of Directors of DPLI.

        41.   As the highest-ranking individuals at the DPL Companies, Defendants frequently met with the Board of Directors and its committees to discuss numerous issues concerning management of the DPL Companies. Over the years, the directors of the DPL Companies came to rely on the Defendants and to place in them a high degree of trust and confidence.

        42.   Among the topics that Forster and Koziar reviewed with the Board of Directors and its committees were matters involving compensation. The Compensation Committee had the responsibility of overseeing the compensation of the DPL Companies' senior executives and ensuring that salaries, supplemental compensation and benefits paid by the DPL Companies are internally equitable and externally competitive. As CEO and Chairman, Koziar and Forster were expected to, and repeatedly did, meet with the Compensation Committee and the Board of Directors to propose various compensation packages for officers and other company management (including themselves), explain how the proposals worked, and make recommendations regarding compensation proposals. Moreover, as CFO, Muhlenkamp had an obligation to see that the financial information and the financial effects on the DPL Companies being presented to the Compensation Committee and the Board of Directors were accurate, fair and complete. The Compensation Committee and the Board of Directors relied on the Defendants to provide them with all pertinent information so that they could make informed decisions and understand the import of those decisions on the DPL Companies' employees and finances. Defendants were required by law, and the Board of Directors expected Defendants, to make full and complete disclosure of all transactions in which Defendants had any possible personal interest.

Defendants' Compensation

        43.   As the three highest-ranking individuals at the DPL Companies, Defendants were highly compensated.

        44.   As an employee, director and consultant of the DPL Companies, Forster received significant compensation in cash, deferred compensation and benefits. For example, for the five-year period from 1998 to 2002, Forster received millions of dollars in consulting fees and bonuses alone. During that period, Forster also received millions of dollars in grants of SIU awards and payments under the MVE Incentive Program. In 2000 and 2002, Forster received stock option grants totaling several million stock options. Additionally, Forster received other types of payments, plus various perquisites, including the use of the DPL Companies' airplane and expenses reimbursement. In sum, Forster received total compensation that went into the tens of millions of dollars in just the five-year period from 1998 to 2002.

        45.   As an employee of the DPL Companies and MVE, Muhlenkamp also has received significant compensation in cash, deferred compensation and benefits. During her employment, Muhlenkamp received millions of dollars in compensation from salary, bonuses, grants of SIU awards and payments under the MVE Incentive Program. In 2000 and 2002, Muhlenkamp received stock option grants totaling over one million stock options. In addition, Muhlenkamp received other types of payments, plus various perquisites, including the use of the DPL Companies' airplane and expenses reimbursement.

        46.   Similarly, Koziar has received significant compensation in cash, deferred compensation and benefits while employed by the DPL Companies. For the five-year period from 1998 to 2002, Koziar received millions of dollars in just salary and bonuses. During that period, Koziar received additional millions of dollars from grants of SIU awards and payments under the MVE Incentive Program. In 2000 and 2002, Koziar also received stock option grants totaling hundreds of thousands of stock options.

        47.   While Defendants received substantial amounts of compensation in the form of deferred compensation and stock incentives and options, they also received very substantial amounts in ordinary, immediate compensation. Over the last several years, Defendants as a group received many millions of dollars in cash. In short, Defendants were compensated very well.

Defendants Surreptitiously Draw Down Their Deferred Compensation Plan Accounts

        48.   Deferred compensation plans are designed to accumulate compensation to be paid to the beneficiaries later, on schedules set in the plans' terms, usually in furtherance of the goal of establishing retirement funds. Deferred compensation plans typically contain provisions prohibiting early withdrawals, and imposing substantial penalties when early withdrawals are permitted. These prohibitions and penalties are intended in part to protect the company from adverse tax and financial consequences associated with early withdrawal. Deferred compensation and stock incentive plans also are intended to provide management with incentives to look after the long-term interests of the shareholders. Accordingly, the DPL Companies' plans contained provisions restricting early withdrawals.

        49.   Defendants, however, did not want to wait for their deferred payday. They wanted the money "today." Unfortunately, as Defendants were aware, or should have been aware, withdrawing that money would cause adverse tax and financial statement consequences to the DPL Companies.

        50.   Specifically in late 2003, Defendants' goal was to withdraw $33 million from the DPL Companies' plans for an early payday. To accomplish that goal, the Defendants needed to convert large numbers of SIUs into cash that they could put directly into their pockets. However, Defendants faced a number of obstacles to achieving that goal, some of which included the following:

  •
  The MSIP contained a lock-out provision rendering all of Muhlenkamp's and Koziar's SIUs, and 90% of Forster's SIUs, inaccessible until after January 1, 2005.

  •
  The MSIP did not allow participants to convert SIUs into cash; they had to be converted into common stock of the company.

  •
  Even if the SIUs could have been converted into cash and transferred to the participants' SDAs, it would not have been immediately distributable. The deferred compensation plans did not allow participants to withdraw anything while still employed, except by asking for a special exception from the Compensation Committee.

  •
  Even if the Compensation Committee approved such a special request from a participant, the withdrawal from the SDA would be subjected to a 10% penalty, so the participant would only receive 90% of the amount withdrawn.

Forster and Koziar Propose Amendments to the Plans

        51.   Elimination of the obstacles to Defendants' early payday required amendments to certain controlling documents. Defendants knew that they alone could not cause those amendments to occur; rather, the Compensation Committee had to approve any such changes. They also knew that no one would approve the necessary amendments if their true purpose of orchestrating a personal payout was disclosed. Thus, the Compensation Committee had to be deceived.

        52.   The trail of that deceit first shows itself on December 2, 2003 when the Compensation Committee held a meeting in Dayton, Ohio. At that meeting, Forster and Koziar presented a new proposal to amend the Deferred Compensation Plans and the MSIP.

        53.   Forster and Koziar explained that the proposed amendments would further the goal of limiting the amount of DPLI stock accumulating in participants' MSIP balances to avoid excessive concentration of participants' deferred compensation accounts in one investment (i.e., DPLI stock). Forster and Koziar explained that the amendments were motivated by a complaint from a former executive concerning insufficient diversification of that executive's retirement fund. According to them, the amendments would allow participants to diversify their investments within the SDA, exchanging some investments for others. However, that purported ground merely was a pretext. The proposed changes were intended to function for one purpose—to enable Defendants to convert inaccessible SIUs into millions of dollars that, along with other deferred compensation, could be withdrawn immediately and without penalty.

        54.   In reality, the amendments proposed to be made to the MSIP would eliminate the lock-out provision, and allow participants to convert all SIUs over a certain minimum amount into cash that could be distributed. The proposal regarding the Deferred Compensation Plans would allow certain participants to have access to much of the cash resulting from conversion of SIUs. Specifically, the DPL Companies would be required to pay out automatically any cash in a participant's SDA that exceeded certain minimum balances. No 10% penalty would apply.

        55.   Forster and Koziar proposed those amendments even though they knew or should have known that their planned significant withdrawals would have substantial adverse tax consequences for the DPL Companies under Section 162(m) of the Internal Revenue Code ("Section 162(m)"). Under Section 162(m), unless certain conditions are met, a public corporation may not deduct compensation paid to a "covered employee" to the extent that the compensation exceeds $1,000,000 in a fiscal year. After an employee retires, he or she is no longer subject to Section 162(m).

        56.   Forster and Koziar did not provide the Compensation Committee with drafts of the proposed amendatory language. At the December 2, 2003 meeting, neither Forster nor Koziar advised the Compensation Committee of a number of highly significant and material aspects of the proposed amendments of which they were aware or reasonably should have been aware and of which the Compensation Committee should have been advised, including:

  •
  that any participant would be entitled to immediate distributions of cash as a result of the amendments;

  •
  that cash distributions would be made within a matter of weeks;

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  that the specific persons who would be entitled to distributions would be Defendants, and only Defendants;

  •
  that Defendants would be able to withdraw $33 million right away;

  •
  that Defendants' withdrawal would not be subjected to a 10% penalty; and

  •
  that such a large distribution would cause the DPL Companies to lose substantial deductions for federal tax purposes, reducing net income by more than $9 million.

        57.   As CFO, Muhlenkamp was required to be aware of how the various compensation plans worked, what the proposed amendments were, and what the financial impact of the proposed amendments would be for the DPL Companies, particularly with respect to the DPL Companies' financial statements and tax treatment. In fact, the tax department reported directly to Muhlenkamp through Thobe. Muhlenkamp was duty bound to see that the Compensation Committee understood the full financial and tax implications of these proposed amendments. However, Muhlenkamp never advised the Compensation Committee of any of those matters. Like Forster and Koziar, Muhlenkamp failed to ensure that the Compensation Committee was informed of a number of highly significant and material aspects of the proposed amendments of which she was aware or reasonably should have been aware, including:

  •
  that any participant would be entitled to immediate distribution of cash as a result of the amendments;

  •
  that cash distributions would be made within a matter of weeks;

  •
  that the specific persons who would be entitled to distributions would be Defendants, and only Defendants;

  •
  that Defendants would be able to withdraw $33 million right away;

  •
  that Defendants' withdrawal would not be subjected to a 10% penalty; and

  •
  that such a large distribution would cause the DPL Companies to lose substantial deductions for federal tax purposes, reducing net income by more than $9 million.

        58.   Forster, Koziar and Muhlenkamp, as Chairman, CEO and CFO, respectively, and in whom the Compensation Committee placed significant trust and confidence, had a duty to fully inform the Compensation Committee of all aspects of the proposed amendments, and to be completely truthful regarding the purpose and effect of those proposals. This was particularly true because each of the Defendants had a personal interest in the proposed amendments. Accordingly, disclosure of all pertinent facts was absolutely essential if each of the Defendants was to fulfill his or her duty of loyalty as well as his or her duty of care. Defendants failed to fulfill either duty.

        59.   Not having been advised by Forster and Koziar about the distributions that would occur as a result of the proposed amendments or the substantial adverse tax consequences of the distributions and believing that Forster and Koziar had provided all pertinent facts as they were required to do, the

Compensation Committee approved in principle amending the plans at the December 2, 2003 meeting, consistent with its understanding of the intended amendments.

        60.   After the December 2 meeting, Defendant Koziar sought to finalize the language of the amendments. As part of that effort, Koziar had a conversation on December 3, 2003 with outside counsel to the DPL Companies. Outside counsel informed Koziar that the proposed amendments raised Section 162(m) issues, but that without knowing more about the benefits at issue and the size and nature of the distributions that would be made as a result of the amendments, he could not calculate the effects of Section 162(m). Koziar also had other conversations with outside counsel regarding Section 162(m), including conversations on December 3, 4, and 17, 2003. Koziar never reported to any members of the Compensation Committee or to KPMG the issues raised by outside counsel.

        61.   Subsequently, Koziar caused the amendments to be changed to limit the cap on SDAs to participants who are employed, or have a contractual consulting agreement with, the DPL Companies as of December 2, 2003 or thereafter. By making this change, Koziar ensured that the only participants who were eligible to receive immediate distributions were the Defendants. Neither Forster nor Koziar advised the Compensation Committee of the changes Koziar made to the amendments after the Compensation Committee approved the original amendments, even though the Compensation Committee was required to, but had not been asked to, approve the modified version of the amendments.

        62.   On December 18, 2003, after the draft of the amendments was finalized, Forster brought outside counsel to meet with the Chair of the Compensation Committee to discuss the amendments. During that meeting, Forster again told the Chair of the Compensation Committee that the amendments reflected what was discussed at the December 2, 2003 Compensation Committee meeting, emphasizing the pretext about the DPL Companies not wanting to have all of an executive's deferred compensation tied up in DPLI stock. Forster failed to inform the Chair of the Compensation Committee adequately of the changes to the amendments that were made after the December 2, 2003 Compensation Committee meeting or of the material facts that had not been disclosed previously.

        63.   At the December 18 meeting, the Chair of the Compensation Committee specifically asked whether there was anything else she needed to know about the amendments. Forster sat idly by when outside counsel answered in the negative, even though Forster knew material facts had not been disclosed and even though he had an absolute duty to speak. Thus, the December 18, 2003 meeting represented an opportunity for Forster to fulfill his obligation to come clean. Once again, however, Forster failed to disclose a number of highly significant and material aspects of the proposed amendments of which he specifically was aware or should have been aware, including:

  •
  that any participant would be entitled to an immediate distribution of cash as a result of the amendments;

  •
  that cash distributions would be made within a matter of weeks;

  •
  that the specific persons who would be entitled to distributions would be Defendants, and only Defendants;

  •
  that Defendants would be able to withdraw $33 million right away;

  •
  that Defendants' withdrawal would not be subjected to a 10% penalty; and

  •
  that such a large distribution would cause the DPL Companies to lose substantial deductions for federal tax purposes, reducing net income by more than $9 million.

Forster Convinces the Compensation Committee
Chair She Was Approving Letters Seeking Participants' Consent

        64.   The Defendants knew they were the only beneficiaries affected by the proposed amendments. Nevertheless, to continue the illusion presented to the Compensation Committee, Forster presented letters to the Compensation Committee Chair to sign that were made out to a total of seven individuals. The letters purportedly were required to evidence the consent of the beneficiaries to those changes. Forster sought and obtained the Compensation Committee Chair's signature on all seven letters, but never informed her that four of the letters—the ones addressed to people other than the Defendants—were not needed. They were shams. The other four letters were never sent to their recipients.

        65.   The letters addressed to Forster, Muhlenkamp and Koziar were provided to them and, in furtherance of their scheme, each of them consented in writing to the amendments.

The Defendants' Conversion Of SIUs And Early Withdrawals

        66.   With the amendments enacted and the consents given, the only remaining step was to consummate the planned withdrawals. Within days after amending the plans, Defendants converted a large number of the now-unlocked SIUs into cash and transferred the cash to the Defendants' respective SDAs. While under the amendments the Compensation Committee was required to approve any request by Koziar to convert SIUs into cash and Koziar was required to approve any request by Forster and Muhlenkamp to convert SIUs into cash, Koziar did not ever seek the Compensation Committee's approval and there is no written approval from Koziar for Forster's and Muhlenkamp's conversion. Using his position at the DPL Companies, Koziar caused the conversion to occur anyway. The only remaining step in Defendants' scheme was to take the cash out.

        67.   That step occurred on December 30, 2003, when Muhlenkamp sent a letter to the bank authorizing it to make distributions from the "Officers Standard Deferred Master Trust" account in amounts of $7,100,778.95 for Forster, $9,678,950.70 for Koziar and $16,310,543.55 for herself, for a total of approximately $33 million. The requested distributions were made without any 10% penalty.

        68.   Even if Muhlenkamp's own participation in the scheme were not enough, the size and unusual nature of the distribution, the fact that the recipients were the CEO, CFO and Chairman of the DPL Companies, and the fact that the distribution was being requested on the last business day of the year (the next day was New Year's Eve, a holiday for the DPL Companies), all should have put Muhlenkamp on notice that she had a duty to investigate and make very certain that the distribution truly was authorized and that all the pertinent facts had been disclosed to the Board. Moreover, this particular transaction benefited Muhlenkamp personally by over $16.3 million. Thus, Muhlenkamp's duty of care and her duty of loyalty required that she be certain these transactions were approved by the Compensation Committee after full disclosure. Nevertheless, Muhlenkamp authorized those payouts without confirming that the Compensation Committee had received complete and accurate information prior to being asked to approve the amendments and without obtaining the signature of any officer or director who did not have an interest in the transaction to document the appropriateness of the payments.

        69.   As a result of Defendants' conduct, the DPL Companies lost the ability to deduct as compensation expenses for federal income tax purposes over 75% of the $33 million Defendants withdrew, causing a reduction in the DPL Companies' net income in excess of $9 million. Moreover, by avoiding the 10% penalty that the DPL Companies otherwise would have imposed, Defendants caused the DPL Companies to lose in excess of an additional $3.3 million.

        70.   In addition to losing millions of dollars in tax deductions and withdrawal penalties, Defendants' improper withdrawals had significant ripple effects. The withdrawals triggered an obligation on the part of the DPL Companies to make tax payments with respect to those improper withdrawals. The DPL Companies incurred hundreds of thousands of dollars in tax penalties when the tax payments were not timely made, a responsibility the DPL Companies would not have had if Defendants had not carried out their scheme.

        71.   Even after these payouts were made, Forster, Koziar and Muhlenkamp failed to inform the Board of Directors or the Compensation Committee of their having obtained $33 million in immediate distributions. The members of the Compensation Committee did not become aware of those distributions until more than one month later.

Defendants Compound Their Deception By Failing to File Form 4s With the SEC

        72.   SEC regulations require that after the sale of stock by an officer or director of a company, the seller must file a Form 4 with the SEC reporting that sale. The conversion of the SIUs described above amounted to a sale of DPLI stock and thus the Defendants were required to file Form 4s within 48 hours reporting those sales. Such filings are intended to inform the public when insiders of a company are selling their securities. Defendants avoided public scrutiny of their sales by failing to file the Form 4s.

        73.   Instead, Defendants eventually reported their conversion of SIUs, but not until February 6, 2004, when the other officers and directors were making their annual filings on Form 5 (which is entitled "Annual Statements Of Changes In Beneficial Ownership"). Thus, Defendants filed their reports on Form 5 instead of Form 4, more than 30 days after the Form 4 reports were due.

        74.   Even though Defendants filed their Form 5s at the same time as other officers and directors, thereby increasing the chance that the information concerning their sales would get lost in the shuffle, the extraordinary nature of the Defendants' SIU conversion caught the attention of the Dayton Daily News. On February 10, 2004, the Dayton Daily News published an article describing the contents of the Form 5s and the substantial dollars associated with the conversion of SIUs which was an integral part of Defendants' scheme.

KPMG Loses Confidence In Defendants

        75.   Defendants completed execution of their scheme to withdraw $33 million just as 2003 was drawing to a close. In early 2004, with the details of Defendants' scheme still unknown, the DPL Companies focused on the completion of the annual audit, which KPMG was conducting, and on the preparation of the annual report on Form 10-K for filing with the SEC. Those tasks proved particularly difficult for the DPL Companies because of the actions of Defendants.

        76.   When it comes time for a public company to prepare its annual report, senior management works closely with the company's outside auditor to plan and execute the annual audit in an atmosphere of full disclosure and trust. The outside auditor of a public company must be able to have confidence in the information provided to it by senior management, and in the answers that senior management provides to the auditor's questions, because of the degree to which auditors are not in a position to examine each and every journal entry, transaction or corporate activity personally. The auditor must be able to rely on the openness and representations of senior management. In the aftermath of the corporate scandals that have shaken corporate America, senior management's ability to maintain the trust and respect of the independent auditor is an absolutely essential duty for senior management.

        77.   The Defendants created an atmosphere of mistrust that fundamentally crippled their ability to lead the DPL Companies, and caused the DPL Companies to have to develop a work-around (a set of contacts who acted as an alternative to existing management) to satisfy the auditors. That atmosphere of mistrust also negatively impacted the audit process. When KPMG began the audit process,

Muhlenkamp did not offer her full and complete cooperation. Koziar also did not provide an appropriate level of cooperation. KPMG became concerned that there was a general difficulty in obtaining information requested for audit purposes, and perceived an overall tendency to keep things "close to the vest." The annual audit process began to break down because Muhlenkamp was not being sufficiently responsive to KPMG's requests for information and Muhlenkamp was exhibiting a general lack of candor with KPMG.

        78.   One example of Muhlenkamp's and Koziar's lack of candor with KPMG related to the Section 162(m) issue. When KPMG began its review in January 2004 of executive deferred compensation distributions made by the DPL Companies in 2003, Muhlenkamp and Koziar never told KPMG about the early withdrawals made on December 30, 2003 and the resulting impact under Section 162(m). Indeed, as Defendants had not even informed the DPL Companies' own tax department of those withdrawals, when KPMG inquired about whether any distributions implicated Section 162(m) the tax department responded that it was not aware of any individual distributions in excess of the limitations of Section 162(m). Instead of being forthright with the auditors, Muhlenkamp and Koziar left the auditors to figure out for themselves from a detailed review of the DPL Companies' records that there had been several very large distributions raising significant Section 162(m) issues. KPMG's suspicion that management was being too secretive was confirmed when it reviewed payments to law firms and uncovered the December 2003 invoice showing that outside counsel had researched and discussed Section 162(m) with Koziar in early December, proving that Koziar had been aware of the issue but failed to mention it to KPMG.

        79.   The lack of trust was exacerbated by the circumstances and facts which became known as a result of the Taft investigation. Ultimately, in April 2004, KPMG informed the Audit Committee that it was unwilling to rely upon representations of the two senior officers. KPMG's need for representations from other employees and directors to buttress the representations of the two top officers was highly unusual and represented a profound indication of mistrust by the DPL Companies' independent auditors.

        80.   Thus, in the midst of preparing the annual audit and the Form 10-K, the Board of Directors found itself in the intolerable situation that the DPL Companies' own auditors had refused to accept the word of the CEO and CFO, and instead were insisting that representations regarding the financial statements of the DPL Companies come from employees and directors other than Koziar and Muhlenkamp. The fact is, if a public company's outside auditor is unwilling to take the word of the two most senior managers, those managers cannot perform their essential management function. By acting in a manner that damaged the trust of the auditors, Koziar and Muhlenkamp violated their duty of care to the DPL Companies.

Forster and Muhlenkamp Travel Rather Than Assist The Board

        81.   On top of these other breaches of duty, Defendants Forster and Muhlenkamp exhibited a callous disregard for the acute needs of the DPL Companies when it came to completing documents that must be filed with the SEC. The filing of documents such as the Form 10-K is essential to the financial integrity, health and continuity of a company. It is not an optional endeavor. Failure to file a Form 10-K can lead to crippling costs if not disastrous consequences for a company.

        82.   In April 2004, the DPL Companies needed the assistance of Forster and Muhlenkamp in completing and filing the Form 10-K.

        83.   Yet, in one particularly glaring illustration of lack of cooperation, Forster and Muhlenkamp announced plans to travel outside the country when the DPL Companies were in the midst of working through many issues associated with preparing and filing the Form 10-K.

        84.   W August Hillenbrand, Chair of the Audit Committee, called Forster and told him that he and Muhlenkamp, as the Chairman and CFO of the DPL Companies, were needed so that the Form 10-K could be completed. Forster flatly responded that he would make that judgment. Ignoring Hillenbrand's request, Forster and Muhlenkamp decided to go ahead with their travel plans, leaving the Audit Committee to pick up the pieces.

Defendants' Unauthorized Termination of the Valley Partners Contracts

        85.   Defendants' self-dealing is exemplified by yet another incident that occurred in early 2004: Defendants' unauthorized termination of a contract that the DPL Companies had entered into years earlier.

        86.   In 2000, the DPL Companies were considering various strategic transactions, including a possible sale of the DPL Companies and their Financial Asset Portfolio. Advising the DPL Companies that it would benefit them by helping to facilitate such a transaction, in May 2001, Forster persuaded the DPL Companies to form Valley Partners, Inc. ("Valley Partners"), a corporation whose sole shareholders were Forster and Muhlenkamp.

        87.   As the DPL Companies were negotiating with potential buyers interested in the DPL Companies, including its Financial Asset Portfolio, the DPL Companies' subsidiaries, MVE, Miami Valley Development Company and Miami Valley Insurance Company, Inc., with the approval of the Compensation Committee and Executive Committee, each entered into a management services agreement (the "MSAs") and other agreements with Valley Partners (collectively "the "Valley Partners Agreements") for the provision of ongoing oversight and management of each subsidiary's financial asset holdings following a change in control of DPL or sale of the Financial Asset Portfolio to an unaffiliated third party. These MSAs were not disclosed in the DPL Companies' then-current SEC filings.

        88.   By their terms, the MSAs would not become effective until a change of control occurred. The effect of those agreements was that they preserved Forster's and Muhlenkamp's income stream from the MVE Incentive Program regardless of whether the acquirer wanted to retain the services of Forster and Muhlenkamp. These agreements were approved by the Compensation Committee on the representations of Forster that these agreements were beneficial to the DPL Companies.

        89.   Given that in late 2003 a strategic transaction continued to be a possibility, based upon the original justification, the Valley Partners Agreements should have continued to be valuable to the DPL Companies in 2004. Nevertheless, in or about January 2004, after issues were raised regarding the failure to disclose the Valley Partners Agreements in the DPL Companies' SEC filings, and Koziar was told that disclosure would be required, Forster, Muhlenkamp and Koziar terminated the Valley Partners Agreements rather than make the required disclosure of those agreements. The termination of the Valley Partners Agreements was accomplished by a letter backdated to December 15, 2003. While the Valley Partners Agreements had been justified back in 2001 as being beneficial to the DPL Companies, and approval of those agreements was obtained from the Compensation Committee and the Executive Committee on that basis at the time, Defendants now terminated those same agreements without consulting with or obtaining anyone's approval. Defendants simply did as they pleased.

        90.   But there is more. Shortly after the unauthorized termination took place, Koziar sent letters purporting to authorize other change in control protections for Forster and Muhlenkamp. Koziar wrote Forster and Muhlenkamp a letter on February 2, 2004 purporting to "confirm" that the DPL Companies agreed that they must require any transferee in a change in control scenario to expressly assume and agree to perform the obligations under the MVE Incentive Program. Forster and Muhlenkamp signed the letter, indicating their receipt and acknowledgement of the letter. That agreement is unquestionably an interested party transaction that required approval of the Board. No such approval was obtained.

Koziar's Unauthorized Amendment of the Forster Consulting Agreement

        91.   In yet another example of unilaterally acting without the required approval of the Compensation Committee, in February 2004, Koziar purported to make certain amendments to the

Forster Consulting Agreement without obtaining the required approval from the Compensation Committee.

        92.   On February 2, 2004, Koziar sent a letter to Forster purporting to amend the Forster Consulting Agreement to change: (1) the manner in which Forster's bonus was calculated; (2) the terms of the non-compete provision; and (3) the MVE Incentive Program. Those changes, however, were made without the required approval of the Compensation Committee.

        93.   Similarly, on February 3, 2004, Koziar sent a letter to Forster stating that the Compensation Committee decided to (1) increase Forster's salary under the Forster Consulting Agreement, and (2) award Forster a performance bonus of $300,000 in cash and $700,000 in restricted stock units. In reality, however, the Compensation Committee had never authorized those awards.

Taft Review Completed; Defendants Resign or Retire

        94.   Soon after the termination of the Valley Partners Agreements and during the preparation of the Form 10-K, the DPL Companies found themselves having to address allegations raised by their controller Thobe. On March 10, 2004, the Audit Committee received the Thobe Memorandum. Among the issues identified by Thobe were "disclosure issues," "internal control issues," "process issues" (including the processes relating to the amendments to the Deferred Compensation Plans and MSIP), "communication issues" and "current practices and processes" that he said created an unfavorable "tone at the top" environment.

        95.   The Audit Committee immediately retained the Taft law firm to represent the Committee in an independent review of each of the matters raised by the Thobe Memorandum. Taft, in turn, retained D&T to assist in the review. Over the course of the next two months, Taft, with the assistance of D&T, investigated the issues raised in the Thobe Memorandum and prepared a report (the Taft report). Certain of the issues raised in the Taft report are referred to above.

        96.   Like KPMG, Taft reported that it had difficulty in obtaining certain requested information. Forster and Muhlenkamp failed to provide documents that Taft and D&T requested on a timely basis. For example, while Muhlenkamp produced some of her computer files during the Taft review, she waited until well after the Taft firm had concluded its review and submitted its reports to produce an entire external hard drive that had been in her possession all along. That hard drive, produced only after Muhlenkamp had resigned from the DPL Companies and MVE, contained records that were directly relevant to the Taft review, including its compensation analysis, and to ongoing business operations, including the DPL Companies' preparation of their proxy statement filings with the SEC. In another instance, lack of cooperation went well beyond extensive foot-dragging when Forster purged numerous files from his computer.

Forster Erases Computer Files

        97.   On March 18, 2004, at the beginning of its review, Taft sent a letter to counsel for the DPL Companies requesting that the DPL Companies and its senior management retain and preserve all documents relating to the matters described in the Thobe Memorandum, including electronic material. The very next day, the SEC sent a letter advising the DPL Companies that it was conducting an investigation into allegations that related to, among other things, the compensation paid to executives of the DPL Companies. Counsel for the DPL Companies and Forster's personal counsel advised him that he was required to retain all of his records. On March 24, 2004, D&T requested the computers of certain executives, including Forster, for imaging and review. One week later, on March 31, 2004, Forster agreed to make his personal laptop computer available to D&T. On April 1, 2004, while a D&T technician was traveling to Forster's residence to retrieve the laptop, Forster's assistant informed D&T that Forster would not be making his laptop available for imaging.

        98.   After additional negotiations, Forster eventually agreed to make his laptop computer available to D&T for imaging on April 13, 2004, almost three weeks after D&T's initial request for his laptop. Once D&T received Forster's laptop, it conducted a computer forensic review of the laptop. During this review, D&T discovered that a computer program named "SureClean Professional" had been installed on the laptop on March 20, 2004, one day after receipt of the SEC inquiry. SureClean Professional is a type of software application known as a "scrubber," which is expressly designed to make deletion of selected files permanent and not subject to being "undeleted" or otherwise retrieved.

        99.   D&T determined that on the afternoon of April 1, 2003, approximately 740 files were deleted from the hard drive of Forster's laptop using the SureClean Professional software. D&T also determined that the deletion occurred through affirmative action, i.e., that Forster would have had to specifically select the files or the folder in which they resided for deletion. The next time Forster used the scrubbing software was April 12, 2004, the day before Forster made his personal laptop computer available for imaging. As a result of Forster's use of the SureClean Professional program, the files deleted from his laptop are not recoverable.

        100. Forster has admitted that he used the scrubbing software on his laptop computer prior to turning it over to D&T for imaging. Forster's scrubbing of his computer is a gross abuse of trust and a breach of the duties of loyalty and care. While Forster has claimed that the deleted files were "merely personal," his deletion of those files constituted a flagrant disregard of the authority of the DPL Companies' Audit Committee and Forster's obligations under law.

The Taft Reports Are Issued

        101. Despite those obstacles, Taft completed its review and issued a report of its findings at the end of April 2004. The Taft report revealed various instances of misconduct by Defendants. The Audit Committee confronted Defendants with the misconduct that Taft had uncovered, and gave the Defendants an opportunity to respond to the Taft report. Each of the Defendants provided a written response. On May 15, 2004, the Taft firm prepared a supplemental report addressing the issues raised by the Defendants' responses.

        102. The work of the Taft firm in conducting its investigation and preparing its report and supplement, and the work of D&T in connection with that investigation, cost the DPL Companies millions of dollars.

        103. Faced with the inability to file the Form 10-K on time, KPMG's unwillingness to rely on representations of Muhlenkamp and Koziar, and Forster's scrubbing of his laptop computer, the Audit Committee met on May 16, 2004 to discuss the Taft reports and to decide what to do. By the time of that meeting, Koziar had announced that he was retiring effective immediately. After reviewing and discussing the reports, the Audit Committee concluded that it would recommend to the Board that the DPL Companies accept the Taft findings and recommendations. Each of the Defendants was by then aware that their misconduct had been discovered.

        104. At the meeting of the full Board later that day, the Taft firm's initial report, the Defendants' written responses to that report, and the Taft firm's supplemental report were presented for discussion. The Board invited Forster to respond further to the findings in the Taft reports. After reviewing the Taft reports and taking into consideration Forster's response, the Board adopted a resolution accepting the findings and recommendations set forth in the Taft reports. Confronted with the findings of the Taft report and their own misconduct, Forster and Muhlenkamp decided to resign.

        105. The Defendants' conduct inhibited the DPL Companies' ability to complete their Form 10-K filings. The DPL Companies' failure to file the Form 10-Ks has triggered substantial penalties. Moreover, the DPL Companies were forced to borrow funds at significantly higher interest rates. The delay in filing the Form 10-Ks also has caused the DPL Companies to suspend dividend payments, and resulted in non-compliance with certain debt covenants.

        106. Defendants' conduct, as exposed through the Taft report, has resulted in a number of separate investigations being commenced by numerous government agencies. The SEC, the Internal Revenue Service, the Department of Justice, and the Public Utilities Commission of Ohio have each announced investigations of the DPL Companies.

The Florida Action

        107. Despite already having withdrawn millions of dollars from the DPL Companies through deception, Forster and Muhlenkamp had the audacity to file a lawsuit against the DPL Companies seeking even more. On July 9, 2004, Forster and Muhlenkamp filed a complaint in the Circuit Court, Fourth Judicial Circuit of Duval County, Florida against the DPL Companies and MVE, styled as Forster, et al. v. DPL, Inc. et al, Case No. 2004-CA-004850 ("the Florida Action").

        108. Notwithstanding that they breached their fiduciary duties in a myriad of ways as discussed herein, and thus materially breached their consulting and employment agreements, in the Florida Action Forster and Muhlenkamp filed a laundry list of demands for payments in cash, securities and benefits that is starkly unapologetic.

Count I—Breach Of Fiduciary Duty
(Forster)

        109. The DPL Companies and MVE reallege Paragraphs 1-108 as if fully set forth herein.

        110. As a consultant and Chairman of the Board of the DPL Companies, Forster owed a fiduciary duty of care and loyalty to the DPL Companies. The duty of care required that Forster perform his duties with the care that an ordinary prudent person in a like position would use under similar circumstances. The duty of loyalty required that Forster perform his duties in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation.

        111. Forster breached his fiduciary duty of care and loyalty by engaging in deception to convince the Compensation Committee to approve the proposed amendments to the Deferred Compensation Plans and MSIP. Forster misled and withheld information from the Compensation Committee in order to cause the Committee to approve the amendments to the Deferred Compensation Plans and MSIP that were beneficial to Forster, Muhlenkamp and Koziar, but detrimental to the DPL Companies.

        112. Forster knew or reasonably should have known numerous highly significant and material aspects of the proposed amendments, including: (i) that any participant would be entitled to an immediate distribution of cash as a result of the amendments; (ii) that cash distributions would be made within a matter of weeks; (iii) that the specific persons who would be entitled to distributions would be Defendants, and only Defendants; (iv) that Defendants would be able to withdraw $33 million right away; (v) that Defendants' withdrawal would not be subjected to a 10% penalty; and (vi) that such a large distribution would cause the DPL Companies to lose substantial deductions for federal tax purposes, reducing net income by more than $9 million.

        113. Forster also breached his fiduciary duty of care and loyalty when he intentionally used scrubbing software on his personal laptop computer to delete approximately 740 files, after having been advised to retain all records, including electronic materials, as a result of the investigation by the Audit Committee and its counsel. In addition, Forster's deletion of these files was improper given the existence of the SEC inquiry.

        114. Forster also breached his fiduciary duty of care and loyalty when he terminated the Valley Partners Agreements without the necessary approvals. Moreover, Forster also breached his fiduciary duty of care and loyalty when he accepted purported change of control protections as contained in a letter from Koziar to Forster dated February 2, 2004 (purporting to "confirm" that the DPL Companies must require any transferee in a change in control scenario to expressly assume and agree to perform the obligations under the MVE Incentive Program), even though those protections had not been approved by the Compensation Committee.

        115. Forster also breached his fiduciary duty of care and loyalty by failing to cooperate with Taft and D&T, and by failing to provide information requested by Taft in a timely, unaltered way, thereby preventing the DPL Companies from completing their Form 10-K filings. The consequences of the failure to file the Form 10-Ks have included incurring penalties under loan agreements, being forced to borrow at higher interest rates, suspending dividend payments, and violating debt covenants.

        116. In connection with these actions, Forster failed to perform his duties with the care that an ordinary prudent person in a like position would use under similar circumstances, in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation.

        117. Forster's actions were not taken in good faith, as he was motivated by his personal interests and acted with reckless disregard for the best interests of the DPL Companies. Forster's actions and omissions demonstrate malice, aggravated or egregious fraud, oppression, or insult in breaching his fiduciary duty to the DPL Companies, and caused actual damages.

        118. As a result of Forster's breach of fiduciary duty, the DPL Companies incurred damages exceeding $25,000, including, but not limited to, the loss of substantial deductions for federal tax purposes, attorneys' fees, interest costs, and other substantial costs for failing to complete their Form 10-K filings.

        WHEREFORE, the DPL Companies respectfully request that this Court enter judgment in their favor and grant it the following relief against Forster:

        (a)   damages exceeding $25,000;

        (b)   punitive damages exceeding $25,000;

        (c)   disgorgement of all amounts improperly withdrawn by Forster from the DPL Companies' plans;

        (d)   interest and such costs, expenses, and attorneys' fees as are available under applicable law; and

        (e)   such other relief as the Court deems just and proper.

Count II—Breach Of Fiduciary Duty
(Muhlenkamp)

        119. The DPL Companies and MVE reallege Paragraphs 1-118 as if fully set forth herein.

        120. Muhlenkamp owed a fiduciary duty of care and loyalty to the DPL Companies and MVE. The duty of care required that Muhlenkamp perform her duties with the care that an ordinary prudent person in a like position would use under similar circumstances. The duty of loyalty required that Muhlenkamp perform her duties in good faith and in a manner she reasonably believed to be in or not opposed to the best interests of the corporation.

        121. As the interim Chief Financial Officer and President of MVE, Muhlenkamp knew or should have known of the adverse tax consequence of the Defendants' large withdrawal and had a duty to inform the Compensation Committee of this adverse tax consequence.

        122. Muhlenkamp breached her fiduciary duty of care by failing to see that the Compensation Committee understood the full financial and tax implications of the proposed amendments to the

Deferred Compensation Plans and MSIP. As CFO, Muhlenkamp had an obligation to see that the financial information and the financial effects on the DPL Companies being presented to the Compensation Committee and the Board of Directors were accurate, fair and complete. Nevertheless, over $33 million was withdrawn and distributed to Defendants as a result of her breach of fiduciary duty and failure to uphold her obligations as described above.

        123. Muhlenkamp knew or reasonably should have known numerous highly significant and material aspects of the proposed amendments, including: (i) that any participant would be entitled to an immediate distribution of cash as a result of the amendments; (ii) that cash distributions would be made within a matter of weeks; (iii) that the specific persons who would be entitled to distributions would be Defendants, and only Defendants; (iv) that Defendants would be able to withdraw $33 million right away; (v) that Defendants' withdrawal would not be subjected to a 10% penalty; and (vi) that such a large distribution would cause the DPL Companies to lose substantial deductions for federal tax purposes, reducing net income by more than $9 million. Muhlenkamp should not have authorized payments to herself, Forster and Koziar without assuring that the Compensation Committee was fully informed about the amendments.

        124. Muhlenkamp also breached her fiduciary duty of care and loyalty when she terminated the Valley Partners Agreements without the necessary approvals. Moreover, Muhlenkamp also breached her fiduciary duty of care and loyalty when she accepted purported change of control protections as contained in a letter from Koziar to Muhlenkamp dated February 2, 2004 (purporting to "confirm" that the DPL Companies must require any transferee in a change in control scenario to expressly assume and agree to perform the obligations under the MVE Incentive Program), even though those protections had not been approved by the Compensation Committee.

        125. Muhlenkamp also breached her fiduciary duty by failing to cooperate with the DPL Companies' auditor and by failing to provide information requested by the auditor, causing the auditor ultimately to conclude that it would not accept representations and certifications from only the Defendants, and preventing the DPL Companies from completing their Form 10-K filings on time. The consequences of the failure to file the Form 10-Ks have included incurring penalties under loan agreements, being forced to borrow at higher interest rates, suspending dividend payments, and violating debt covenants.

        126. In connection with these actions, Muhlenkamp failed to perform her duties with the care that an ordinary prudent person in a like position would use under similar circumstances, in good faith and in a manner she reasonably believed to be in or not opposed to the best interests of the corporation.

        127. Muhlenkamp's actions were not taken in good faith, as she was motivated by her personal interests and acted with reckless disregard for the best interests of the DPL Companies. Muhlenkamp's actions and omissions demonstrate malice, aggravated or egregious fraud, oppression, or insult in breaching her fiduciary duty to the DPL Companies and MVE, and caused actual damages.

        128. As a result of Muhlenkamp's breach of fiduciary duty, the DPL Companies incurred damages exceeding $25,000, including, but not limited to, the loss of substantial deductions for federal tax purposes, attorneys' fees, interest costs, and other substantial costs for failing to complete their Form 10-K filings on time.

        WHEREFORE, the DPL Companies respectfully request that this Court enter judgment in their favor and grant it the following relief against Muhlenkamp:

        (a)   damages exceeding $25,000;

        (b)   punitive damages exceeding $25,000;

        (c)   disgorgement of all amounts improperly withdrawn by Muhlenkamp from the DPL Companies' plans;

        (d)   interest and such costs, expenses, and attorneys' fees as are available under applicable law; and

        (e)   such other relief as the Court deems just and proper.

Count III—Breach Of Fiduciary Duty
(Koziar)

        129. The DPL Companies and MVE reallege Paragraphs 1-128 as if fully set forth herein.

        130. As the President and Chief Executive Officer of the DPL Companies, Koziar owed a fiduciary duty of care and loyalty to the DPL Companies. The duty of care required that the Koziar perform his duties with the care that an ordinary prudent person in a like position would use under similar circumstances. The duty of loyalty required that Koziar perform his duties in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation.

        131. Koziar breached his fiduciary duty of care and loyalty by misleading and withholding information from the Compensation Committee in order to convince the Committee to approve proposed amendments to the Deferred Compensation Plans and MSIP that were beneficial to Forster, Muhlenkamp and Koziar, but that were detrimental to the DPL Companies.

        132. Koziar knew or reasonably should have known numerous highly significant and material aspects of the proposed amendments, including: (i) that any participant would be entitled to an immediate distribution of cash as a result of the amendments; (ii) that cash distributions would be made within a matter of weeks; (iii) that the specific persons who would be entitled to distributions would be Defendants, and only Defendants; (iv) that Defendants would be able to withdraw $33 million right away; and (v) that Defendants' withdrawal would not be subjected to a 10% penalty. In addition, Koziar knew, based on extensive discussions with counsel, that such a large distribution would cause the DPL Companies to lose substantial deductions for federal tax purposes, reducing net income by more than $9 million.

        133. Koziar's conduct with regard to these matters, and the Taft firm's investigation of that conduct, ultimately led the DPL Companies' auditor to conclude that it would not accept representations and certifications from only Koziar and Muhlenkamp, thereby preventing the DPL Companies from completing their Form 10-K filings on time. The consequences of the failure to file the Form 10-Ks have included incurring penalties under loan agreements, being forced to borrow at higher interest rates, suspending dividend payments, and violating debt covenants.

        134. Koziar also breached his fiduciary duty of care and loyalty when he terminated the Valley Partners Agreements without the necessary approvals. Moreover, Koziar also breached his fiduciary duty of care and loyalty when he purported to authorize other change of control protections for Forster and Muhlenkamp, as contained in letters from Koziar to Forster and Muhlenkamp dated February 2, 2004 (purporting to "confirm" that the DPL Companies must require any transferee in a change in control scenario to expressly assume and agree to perform the obligations under the MVE Incentive Program), even though those protections had not been approved by the Compensation Committee.

        135. In connection with these actions, Koziar failed to perform his duties with the care that an ordinary prudent person in a like position would use under similar circumstances, in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation.

        136. Koziar's actions were not taken in good faith, as he was motivated by his personal interests and acted with reckless disregard for the best interests of the DPL Companies. Koziar's actions and omissions demonstrate malice, aggravated or egregious fraud, oppression, or insult in breaching his fiduciary duty to the DPL Companies, and caused actual damages.

        137. As a result of Koziar's breach of fiduciary duty, the DPL Companies incurred damages exceeding $25,000, including, but not limited to, the loss of substantial deductions for federal tax purposes, attorneys' fees, interest costs, and other substantial costs for failing to complete their Form 10-K filings on time.

        WHEREFORE, the DPL Companies respectfully request that this Court enter judgment in their favor and grant it the following relief against Koziar:

        (a)   damages exceeding $25,000;

        (b)   punitive damages exceeding $25,000;

        (c)   disgorgement of all amounts improperly withdrawn by Koziar from the DPL Companies' plans;

        (d)   interest and such costs, expenses, and attorneys' fees as are available under applicable law; and

        (e)   such other relief as the Court deems just and proper.

Count IV—Breach Of Contract
(Forster)

        138. The DPL Companies and MVE reallege Paragraphs 1-137 as if fully set forth herein.

        139. Prior to Forster's breach, the DPL Companies performed all of their obligations under the Forster Consulting Agreement.

        140. The Forster Consulting Agreement contains an implied covenant of good faith and fair dealing, pursuant to which Forster had a duty to perform his obligations under the contract in good faith and not to take actions detrimental to the DPL Companies.

        141. The Forster Consulting Agreement also imposes upon Forster an obligation to "perform such other duties as may be required by law." Included among these duties is Forster's fiduciary duty of care and loyalty to the DPL Companies. The duty of care required that the Forster perform his duties with the care that an ordinary prudent person in a like position would use under similar circumstances. The duty of loyalty required that Forster perform his duties in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation.

        142. Forster breached his fiduciary duty of care and loyalty by engaging in deception to convince the Compensation Committee to approve the proposed amendments to the Deferred Compensation Plans and MSIP. Forster misled and withheld information from the Compensation Committee in order to cause the Committee to approve the amendments to the Deferred Compensation Plans and MSIP that were beneficial to Forster, Muhlenkamp and Koziar, but detrimental to the DPL Companies.

        143. Forster knew or reasonably should have known numerous highly significant and material aspects of the proposed amendments, including: (i) that any participant would be entitled to an immediate distribution of cash as a result of the amendments; (ii) that cash distributions would be made within a matter of weeks; (iii) that the specific persons who would be entitled to distributions would be Defendants, and only Defendants; (iv) that Defendants would be able to withdraw $33 million right away; (v) that Defendants' withdrawal would not be subjected to a 10% penalty; and (vi) that such a large distribution would cause the DPL Companies to lose substantial deductions for federal tax purposes, reducing net income by more than $9 million.

        144. Forster also breached his fiduciary duty of care and loyalty when he intentionally used scrubbing software on his personal laptop computer to delete approximately 740 files, after having been advised to retain all records, including electronic materials, as a result of the investigation by the Audit Committee and its counsel.

        145. Forster also breached his fiduciary duty of care and loyalty when he terminated the Valley Partners Agreements without the necessary approvals. Moreover, Forster also breached his fiduciary duty of care and loyalty when he accepted purported change of control protections as contained in a letter from Koziar to Forster dated February 2, 2004 (purporting to "confirm" that the DPL Companies must require any transferee in a change in control scenario to expressly assume and agree to perform the obligations under the MVE Incentive Program), even though those protections had not been approved by the Compensation Committee.

        146. Forster also breached his fiduciary duty of care and loyalty by failing to cooperate with Taft and D&T, and by failing to provide information requested by Taft in a timely, unaltered way, thereby preventing the DPL Companies from completing their Form 10-K filings. The consequences of the failure to file the Form 10-Ks have included incurring penalties under loan agreements, being forced to borrow at higher interest rates, suspending dividend payments, and violating debt covenants.

        147. In connection with these actions, Forster failed to perform his duties with the care that an ordinary prudent person in a like position would use under similar circumstances, in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation.

        148. Forster's actions were not taken in good faith, as he was motivated by his personal interests and acted with reckless disregard for the best interests of the DPL Companies.

        149. Forster's breach of his fiduciary duty constituted a breach of the Forster Consulting Agreement.

        150. As a proximate result of Forster's breach of the Forster Consulting Agreement, the DPL Companies suffered damages in excess of $25,000, including, but not limited to, the loss of substantial deductions for federal tax purposes, attorneys' fees, interest costs, and other substantial costs for failing to complete their Form 10-K filings.

        WHEREFORE, the DPL Companies respectfully request that this Court enter judgment in their favor and grant it the following relief against Forster:

        (a)   damages exceeding $25,000;

        (b)   interest and such costs, expenses, and attorneys' fees as are available under applicable law; and

        (c)   such other relief as the Court deems just and proper.

Count V—Breach Of Contract
(Muhlenkamp)

        151. The DPL Companies and MVE reallege Paragraphs 1-150 as if fully set forth herein.

        152. Prior to Muhlenkamp's breach, the DPL Companies performed all of their obligations under the Muhlenkamp Employment Agreement.

        153. The Muhlenkamp Employment Agreement contains an implied covenant of good faith and fair dealing, pursuant to which Muhlenkamp had a duty to perform her obligations under the contract in good faith and not to take actions detrimental to the DPL Companies. The Muhlenkamp Employment Agreement also specifically required that Muhlenkamp use her best efforts to perform her duties faithfully and efficiently.

        154. Muhlenkamp breached her fiduciary duty of care by failing to see that the Compensation Committee understood the full financial and tax implications of the proposed amendments to the

Deferred Compensation Plans and MSIP. As CFO, Muhlenkamp had an obligation to see that the financial information and the financial effects on the DPL Companies being presented to the Compensation Committee and the Board of Directors were accurate, fair and complete. Nevertheless, over $33 million was withdrawn and distributed to Defendants as a result of her breach of fiduciary duty and failure to uphold her obligations as described above.

        155. Muhlenkamp knew or reasonably should have known numerous highly significant and material aspects of the proposed amendments, including: (i) that any participant would be entitled to an immediate distribution of cash as a result of the amendments; (ii) that cash distributions would be made within a matter of weeks; (iii) that the specific persons who would be entitled to distributions would be Defendants, and only Defendants; (iv) that Defendants would be able to withdraw $33 million right away; (v) that Defendants' withdrawal would not be subjected to a 10% penalty; and (vi) that such a large distribution would cause the DPL Companies to lose substantial deductions for federal tax purposes, reducing net income by more than $9 million.

        156. Muhlenkamp also breached her fiduciary duty of care and loyalty when she terminated the Valley Partners Agreements without the necessary approvals. Moreover, Muhlenkamp also breached her fiduciary duty of care and loyalty when she accepted purported change of control protections as contained in a letter from Koziar to Muhlenkamp dated February 2, 2004 (purporting to "confirm" that the DPL Companies must require any transferee in a change in control scenario to expressly assume and agree to perform the obligations under the MVE Incentive Program), even though those protections had not been approved by the Compensation Committee.

        157. Muhlenkamp also breached her fiduciary duty by failing to cooperate with the DPL Companies' auditor and by failing to provide information requested by the auditor, causing the auditor ultimately to conclude that it would not accept representations and certifications from only the Defendants, and preventing the DPL Companies from completing their Form 10-K filings on time. The consequences of the failure to file the Form 10-Ks have included incurring penalties under loan agreements, being forced to borrow at higher interest rates, suspending dividend payments, and violating debt covenants.

        158. In connection with these actions, Muhlenkamp failed to perform her duties with the care that an ordinary prudent person in a like position would use under similar circumstances, in good faith and in a manner she reasonably believed to be in or not opposed to the best interests of the corporation.

        159. Muhlenkamp's actions were not taken in good faith, as she was motivated by her personal interests and acted with reckless disregard for the best interests of the DPL Companies.

        160. Muhlenkamp's breach of her fiduciary duty constituted a breach of the Muhlenkamp Employment Agreement.

        161. Muhlenkamp also breached the Muhlenkamp Employment Agreement by failing to cooperate with the DPL Companies' auditor, failing to provide information requested by the auditor, and causing the auditor to lose confidence in Defendants such that the auditor ceased to be able to work with Muhlenkamp, therefore rendering herself unable to perform her duties under the Muhlenkamp Employment Agreement.

        162. As a proximate result of Muhlenkamp's breach of the Muhlenkamp Employment Agreement, the DPL Companies suffered damages in excess of $25,000, including, but not limited to, the loss of substantial deductions for federal tax purposes, attorneys' fees, interest costs, and other substantial costs for failing to complete their Form 10-K filings on time.

        WHEREFORE, the DPL Companies respectfully request that this Court enter judgment in their favor and grant it the following relief against Muhlenkamp:

        (a)   damages exceeding $25,000;

        (b)   interest and such costs, expenses, and attorneys' fees as are available under applicable law; and

        (c)   such other relief as the Court deems just and proper.

Count VI—Breach Of Contract
(Koziar)

        163. The DPL Companies and MVE reallege Paragraphs 1-162 as if fully set forth herein.

        164. Prior to Koziar's breach, the DPL Companies performed all of their obligations under the Koziar Employment Agreement.

        165. The Koziar Employment Agreement contains an implied covenant of good faith and fair dealing, pursuant to which Koziar had a duty to perform his obligations under the contract in good faith and not to take actions detrimental to the DPL Companies. The Koziar Employment Agreement also specifically required that Koziar use his best efforts to perform his duties faithfully and efficiently.

        166. Koziar breached his fiduciary duty of care and loyalty by misleading and withholding information from the Compensation Committee in order to convince the Committee to approve proposed amendments to the Deferred Compensation Plans and MSIP that were beneficial to Forster, Muhlenkamp and Koziar, but that were detrimental to the DPL Companies.

        167. Koziar knew or reasonably should have known numerous highly significant and material aspects of the proposed amendments, including: (i) that any participant would be entitled to an immediate distribution of cash as a result of the amendments; (ii) that cash distributions would be made within a matter of weeks; (iii) that the specific persons who would be entitled to distributions would be Defendants, and only Defendants; (iv) that Defendants would be able to withdraw $33 million right away; and (v) that Defendants' withdrawal would not be subjected to a 10% penalty. In addition, Koziar knew, based on extensive discussions with counsel, that such a large distribution would cause the DPL Companies to lose substantial deductions for federal tax purposes, reducing net income by more than $9 million.

        168. Koziar's conduct with regard to these matters, and the Taft firm's investigation of that conduct, ultimately led the DPL Companies' auditor to conclude that it would not accept representations and certifications from only Koziar and Muhlenkamp, thereby preventing the DPL Companies from completing their Form 10-K filings on time. The consequences of the failure to file the Form 10-Ks have included incurring penalties under loan agreements, being forced to borrow at higher interest rates, suspending dividend payments, and violating debt covenants.

        169. Koziar also breached his fiduciary duty of care and loyalty when he terminated the Valley Partners Agreements without the necessary approvals. Moreover, Koziar also breached his fiduciary duty of care and loyalty when he purported to authorize other change of control protections for Forster and Muhlenkamp, as contained in letters from Koziar to Forster and Muhlenkamp dated February 2, 2004 (purporting to "confirm" that the DPL Companies must require any transferee in a change in control scenario to expressly assume and agree to perform the obligations under the MVE Incentive Program), even though those protections had not been approved by the Compensation Committee.

        170. In connection with these actions, Koziar failed to perform his duties with the care that an ordinary prudent person in a like position would use under similar circumstances, in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation.

        171. Koziar's actions were not taken in good faith, as he was motivated by his personal interests and acted with reckless disregard for the best interests of the DPL Companies.

        172. Koziar's breach of his fiduciary duty constituted a breach of the Koziar Employment Agreement.

        173. As a proximate result of Koziar's breach of the Koziar Employment Agreement, the DPL Companies suffered damages in excess of $25,000, including, but not limited to, the loss of substantial deductions for federal tax purposes, attorneys' fees, interest costs, and other substantial costs for failing to complete their Form 10-K filings on time.

        WHEREFORE, the DPL Companies respectfully request that this Court enter judgment in their favor and grant it the following relief against Koziar:

        (a)   damages exceeding $25,000;

        (b)   interest and such costs, expenses, and attorneys' fees as are available under applicable law; and

        (c)   such other relief as the Court deems just and proper.

Count VII—Declaratory Judgment Regarding Consulting and Employment Agreements
(All Defendants)

        174. The DPL Companies and MVE reallege Paragraphs 1-173 as if fully set forth herein.

        175. There exists an actual controversy surrounding the parties' rights and obligations rights under the Forster Consulting Agreement, the Muhlenkamp Employment Agreement, the Koziar Employment Agreement, and the relevant compensation plans.

        176. The parties have adverse legal interests because the DPL Companies and MVE maintain that because of Defendants' material breaches of the Forster Consulting Agreement, the Muhlenkamp Employment Agreement, and the Koziar Employment Agreement, Defendants are not entitled to any further salary (or consulting fees or director fees), MVE Incentive Program payments, vesting of any unvested stock options, distribution of any remaining cash balances in Defendants' SDAs, conversion of any SIUs, payment of expenses, change of control severance, legal fees and expenses, or indemnification.

        177. Moreover, Defendants claim that they are entitled to the same or similar benefits even if Defendants breached their fiduciary duties to the DPL Companies. However, it would violate public policy to provide those benefits to the Defendants notwithstanding their breaches of fiduciary duty. The lack of sufficient adverse consequences for a breach fiduciary duty under the circumstances of this case would tend to induce the kind of behavior among corporate management that has led to so many recent corporate scandals and that has motivated legislative action such as the enactment of the Sarbanes-Oxley Act of 2002. Public policy strongly favors encouraging corporate officers to honor and fulfill their fiduciary duties, and condoning the contrary violates that public policy.

        178. The parties also are in controversy regarding a flurry of letters that Koziar signed dated February 2 and 3, 2004, purportedly relating to the Forster Consulting Agreement and the Muhlenkamp Employment Agreement. Defendants Forster and Muhlenkamp claim that Koziar's letters to each of them dated February 2, 2004 effectively provided them with new change in control protections for their MVE Incentive Program payments that had been lost when Defendants terminated the Valley Partners Agreements. Defendant Forster also claims that a letter dated February 2, 2004 and another one dated February 3, 2004, each signed by Koziar, effectively revised the terms of his consulting agreement to change the manner in which Forster's bonus was calculated, revised the terms of the non-compete provision, amended the MVE Incentive Program, increased Forster's salary, and awarded Forster a performance bonus of $300,000 in cash and $700,000 in restricted stock units. However, none of Koziar's letters were effective because they were never approved by the Compensation Committee.

        179. Thus, the controversy between the DPL Companies and the Defendants is of sufficient immediacy to permit an action for a declaratory judgment.

        WHEREFORE, the DPL Companies and MVE respectfully request that this Court enter judgment in their favor and grant them the following relief against the Defendants:

        (a)   An order declaring that the Defendants breached their fiduciary duties;

        (b)   An order declaring the DPL Companies and MVE are excused from any further obligations to Defendants under the Forster Consulting Agreement, Muhlenkamp Employment Agreement and Koziar Employment Agreement because

          (1)   the Defendants materially breached the contracts; and

          (2)   the Forster Consulting Agreement, Muhlenkamp Employment Agreement and Koziar Employment Agreement are not enforceable to require a corporation to make continued payments to directors or officers who have breached their fiduciary duties to that corporation;

        (c)   An order declaring the letters signed by Koziar and dated February 2, 2004 and February 3, 2004, as described in paragraph 178, are not effective to create any obligations or cause any amendments to any consulting or employment agreements;

        (d)   Interest and such costs, expenses, and attorneys' fees as are available under applicable law; and

        (e)   Such other relief as the Court deems just and proper.

Count VIII—Declaratory Judgment Regarding Advancement Of Fees
(All Defendants)

        180. The DPL Companies and MVE reallege Paragraphs 1-179 as if fully set forth herein.

        181. The DPL Companies had agreed to advance reasonable attorneys' fees incurred by the Defendants in connection with certain specific legal proceedings and investigations, subject to the receipt of an undertaking by the Defendants to repay such amounts unless it shall ultimately be determined that the Defendants are entitled to be indemnified by the DPL Companies. The specific legal proceedings and investigations for which the DPL Companies agreed to advance fees are set forth in the undertakings signed by the Defendants. Pursuant to that agreement, the DPL Companies have advanced certain fees incurred by Defendants.

        182. Because of Defendants' myriad of breaches of fiduciary duty, however, there are no circumstances under which it ultimately will be determined that Defendants are entitled to be indemnified by the DPL Companies. Defendants failed to act in good faith and in a manner they reasonably believed to be in the best interests of the DPL Companies. Indeed, Defendants repeatedly and flagrantly ignored their contractual duties and fiduciary duties of care and loyalty to the DPL Companies and acted with reckless disregard for the best interests of the DPL Companies.

        183. As a result of their egregious conduct, Defendants are not entitled to indemnification from the DPL Companies. Therefore, the DPL Companies have no obligation to advance attorneys' fees and expenses to the Defendants, and Defendants are required to repay all attorneys' fees and expenses previously advanced by the DPL Companies.

        WHEREFORE, the DPL Companies respectfully request that this Court enter judgment in their favor and grant them the following relief against the Defendants:

        (a)   An order declaring that the Defendants breached their fiduciary duties;

        (b)   An order declaring the DPL Companies are excused from any further obligations to advance attorneys' fees and expenses to Defendants because the Defendants breached their fiduciary duties and will not be entitled to indemnification by the DPL Companies;

        (c)   An order declaring that Defendants are required to repay any attorneys' fees and expenses previously advanced by the DPL Companies;

        (d)   Interest and such costs, expenses, and attorneys' fees as are available under applicable law; and

        (e)   Such other relief as the Court deems just and proper.

Respectfully submitted,
DPL, INC., THE DAYTON POWER AND LIGHT COMPANY, and MVE, INC.
	By:	One Of Their Attorneys

Neil F. Freund (#0012183)
        nfreund@ffalaw.com
Vaseem S. Hadi (#0075617)
        vhadi@ffalaw.com
FREUND, FREEZE & ARNOLD
One Dayton Centre, Suite 1800
1 South Main Street
Dayton, Ohio 45402-2017
(937) 222-2424
(937) 222-5369 facsimile
Attorneys For DPL Inc. and The Dayton Power and Light Company, and MVE, Inc.
Of Counsel:
Jerold S. Solovy (jsolovy@jenner.com)
William D. Heinz (wheinz@jenner.com)
J. Kevin McCall (jmccall@jenner.com)
JENNER & BLOCK LLP
One IBM Plaza
Chicago, Illinois 60611
(312) 222-9350
(312) 527-0484 facsimile

JURY DEMAND

        Plaintiffs demand a trial by jury as to all issues set forth herein.

Attorney For DPL Inc. and The Dayton Power and Light Company, and MVE, Inc.

QuickLinks

  Exhibit 99.1